EX - 28.h.4

Execution Copy

FORM OF TRANSFER AGENCY SERVICES AGREEMENT

THIS TRANSFER AGENCY SERVICES AGREEMENT (this “Agreement”) is made this 13th day of July, 2016 (the “Effective Date”), by and between The DFA Investment Trust Company (the “Client”), with its place of business at 6300 Bee Cave Rd., Bldg. 1, Austin, TX 78746 on behalf of its series, the DFA Short Term Investment Fund (the “Fund”) and FIS Investor Services LLC, with its place of business at 4249 Easton Way, Suite 400, Columbus, Ohio 43219 (“FIS” and, with Client, the “Parties”, or individually, the “Party”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in Section 13.2 of the Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, each Client and FIS hereby agree as follows:

1.           Services.

1.1           Services.  Client agrees to engage FIS to perform the services (the “Services”) described on Schedule 1 (the “Services Schedule”).  FIS will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the term of the Agreement as provided in Section 12 hereof.  In performing the Services hereunder, FIS shall comply with the applicable provisions of the Fund’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto. In addition, FIS shall perform the Services in accordance with the service level agreements as mutually agreed between FIS and the Client. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.  The Services are provided only with respect to Client and the Fund.  FIS shall have no obligation to provide Services to any Person (including any other series of the Client) unless FIS has agreed to do so in a written amendment to Annex A to the Services Schedule that is signed by both parties.  In the event Client desires to have FIS render services to another series of the Client, the Client shall so notify FIS in writing, and if FIS agrees to provide such services, the Parties will amend Annex A to the Services Schedule and Schedule 3, and then such additional series shall become a Fund under this Agreement.

1.2           Service Changes.  Client requests to change the Services necessitated by a change to Client’s Organic Documents, Offering Documents or Policies and Procedures, or a change in applicable law, will be subject to the Change Control Process.  FIS will not be obliged to change the Services unless it has agreed to do so pursuant to a written amendment to the Services Schedule that is signed by both parties.  Any change to the Services agreed by FIS (a “Service Change”) will be set forth in an amendment to the Services Schedule, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change; and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.  The Parties shall cooperate in good faith with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Client and, with respect to any material change in Law that provides sufficient time for the Client to comply with such change in Law.  The foregoing process is the “Change Control Process.”

1.3           Level of Skill. FIS shall perform the Services in a workmanlike and professional manner, and with a level of skill, diligence, care and expertise commensurate with that of a registered transfer agent.

1.4           Provision of Information; Cooperation.  In order to permit FIS to provide the Services, Client agrees to provide, and to cause its employees and current and immediately preceding Agents to provide, to FIS the cooperation and information that FIS may reasonably request in connection with the Services and this Agreement, including any Organic Documents, Offering Documents and Policies and Procedures of Client and any amendments thereto in effect as of the Effective Date.  Similarly, FIS shall cooperate and shall take reasonable action to make information related to the Services available, upon reasonable request, to the Client and or its agents or service providers (including its independent auditor(s) and attorneys).

1.5           Dependencies.  FIS’ obligation to provide the Services is contingent on the dependencies specified in Schedule 2 (“Dependencies”).

1.6           Client Information.  As between the Parties, Client is responsible for the accuracy and completeness of, and FIS has no obligation to review for accuracy or completeness of:  (i) information contained in the Organic Documents, Offering Documents and any Policies and Procedures; and (ii) any data submitted to FIS for processing by or on behalf of Client.  FIS may charge Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth on Schedule 3 (the “Fee Schedule”).

1.7           Use of Agents.  FIS is permitted to appoint Agents or delegate its Service obligations under this Agreement by subcontracting to a third party, with the prior consent of the Client, to perform any of the Services under this Agreement, provided that any use of Agents or subcontractors does not alleviate FIS’ obligations, responsibilities, or liabilities under this Agreement.  The acts and omissions of any Agent or subcontractor in relation to the Services will be treated as FIS’ own acts and omissions.  FIS will use reasonable care in the selection and continued appointment of its Agents.

1.8           Client and Third Party Information and Communications.

(a)
Reliance.  Client authorizes FIS to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person.  Client also authorizes FIS to rely or share the information and data it receives from (i) third-party providers of data and services, (ii) clearance or settlement systems, (iii) any Persons who possess information about Client or its Investors reasonably necessary for FIS to provide the Services and with whom FIS is required to engage or contract in order to receive such information, including investment advisers, fund accountants, intermediaries, or custodians that service Client or any Investors and their respective Agents and employees; and (iv) third parties engaged by FIS at the request of Client to provide services to or for the benefit of Client or its Investors - such third parties will not be considered Agents of FIS for purposes of this Agreement.

(b)
Authorization.  Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of Client in connection with this Agreement including (i) signing any agreements, declarations or other documents relating to the Services, and (ii) providing any Instruction, until FIS has received written notice or other notice acceptable to it of any change of an Authorized Person and FIS has had a reasonable opportunity under the circumstances to act.

(c)
Instructions and Other Client Communications.  Client and FIS shall comply with security procedures used by FIS (and disclosed to Client from time to time) that are intended to establish the origination of the communication and the authority of the Person sending any communication, including any Instruction.

(d)
Authentication.  Provided FIS complies with its security procedures, Client agrees that FIS will be entitled to treat any communication, including any Instruction, as having originated from an Authorized Person and FIS may rely and act on that communication as authorized by Client.

(e)	Client Errors. Client shall be responsible for errors or omissions made by Client and indemnify FIS in accordance with Section 6.1.

(f)
Incomplete or Insufficient Instructions.  FIS may act on Instructions where FIS reasonably believes the Instruction contains sufficient information.  FIS may decide not to act on an Instruction where it reasonably doubts its contents.  If FIS decides not to act on an Instruction, FIS will immediately notify Client of its decision not to act and request confirmation or clarification of the Instruction in question.

(g)	Recall, Amendment, Cancellation. If Client requests FIS to recall, cancel or amend an Instruction, FIS shall, subject to applicable Law, use its reasonable efforts to comply.

1.9           No Fiduciary etc.  FIS and its employees and Agents are not, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer, (ii) providing investment, accounting, valuation, legal or tax advice to Client or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other services, including within the meaning of the European Alternative Investment Fund Managers Directive Regulations, to Client or any other Person.  Except for any licensing or registration requirements that are legally required in order to perform the Transfer Agency Services provided in this Agreement, FIS shall not be required under this Agreement to take any action that would require any additional licensing or registration.

1.10           Communications and Statements.  Communications, notices and invoices from FIS may be sent or made available by electronic form and not in hard copy.  Client will notify FIS promptly in writing of anything incorrect in an invoice with respect to the Services and, in any case, within ninety (90) days from the date on which the invoice is received by Client.  Nothing herein is intended to prevent Client from notifying FIS of any errors or corrections in an invoice beyond such time, provided that FIS shall not be responsible for any losses caused by such delay in notification.

2.           Representations.

2.1           General.  The Client and FIS each represent at the date this Agreement is entered into and any Service is used or provided that:

(a)	It is duly organized and existing and in good standing in every jurisdiction where it is required to be;

(b)	It has the power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and secured parties;

(d)
Any requisite corporate proceedings or act required by any relevant governmental or other authority has been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement; and

(e)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

2.2           Client. Client also represents on the date this Agreement is entered into and any Service is used or provided:

(a)
The Offering Documents have been, and any modifications thereto will be, as the case may be, prepared in conformity with the requirements of applicable Law; and the Offering Documents, when authorized for use, will not include any representation with respect to information furnished to the Client without the written approval of FIS expressly for use in the Offering Documents;

(b)	Client will notify FIS, as necessary, of any material change or modification stated in any Offering Document that impacts the Services hereunder; and

(c)
Client further represents and acknowledges that as of the Effective Date and at the date any Service is used or provided that: (i) where it acts as an Agent on behalf of any of its own Investors, whether or not expressly identified to FIS from time to time, any such Investors will not, by virtue of the Services provided hereunder by FIS to Client, be customers or indirect customers of FIS, and (ii) without prejudice to any more specific obligations set forth in this Agreement, Client has obtained all consents from Investors, if applicable, required in connection with the engagement by Client of FIS to provide the Services.

2.3           FIS.  FIS also represents on the date this Agreement is entered into and any Service is used or provided:

(a)
It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and it will remain so registered for the duration of this Agreement.  It will promptly notify the Client in the event of any material change in its status as a registered transfer agent;

(b)	It has in effect and will maintain all licenses, permits, facilities, equipment, personnel and other authorizations necessary or appropriate for FIS to perform the Services;

(c)	It has commercially reasonable data security and business continuity controls and plans;

(d)	It has adopted and implemented written policies and procedures reasonably designed to prevent and detect violations by FIS, its employees and Agents of Laws applicable to FIS or the Services; and

(e)	It has established policies and procedures reasonably designed to implement redemption gate and liquidity fee imposed by the Fund pursuant to Rule 2a-7 under the 1940 Act.

3.           Payments.

3.1           Fees.  Client shall pay FIS the fees and reimburse FIS for the expenses stated on the Fee Schedule, in accordance with the payment terms set forth in this Agreement.  FIS shall provide monthly invoices, in arrears.  All invoices shall be sent to Client’s address set forth above or on the Fee Schedule.  Except as otherwise specified on the Fee Schedule, Client’s payments shall be due within thirty (30) days after the invoice date.  A late payment fee at the rate of 12% per year (or, if lower, the maximum rate permitted by applicable law) shall accrue on any amounts sixty (60) days past due and unpaid by Client to FIS, except for those portions of an invoice subject to a Good Faith Dispute. FIS may increase the fees and expenses payable by Client as set forth on the Fee Schedule.

3.2           Third-Party Fees.  The fees payable by Client to FIS in accordance with Section 3.1 do not include any applicable royalties, costs, expenses and/or fees that may be imposed by third-party service providers for the third-party service data and services provided in accordance with this Agreement. All such applicable royalties, costs, expenses and/or fees imposed by third party service providers will be detailed on the Fee Schedule by FIS; Client will not be responsible for payments of such royalties, costs, expenses and/or fees unless specified on the Fee Schedule.

3.3           Taxes.  The fees and other amounts payable by Client to FIS under this Agreement do not include any taxes, duties, levies, fees or similar charges of any jurisdiction that may be assessed or imposed in connection with the transactions contemplated by this Agreement, excluding only taxes based upon FIS’ net income (collectively, “Taxes”).  Client shall directly pay any such Taxes assessed against it, and Client shall promptly reimburse FIS for any such Taxes payable or collectable by FIS, as Client’s transfer agent.

3.4           Expense Reimbursements.  Client shall reimburse FIS for the expenses set forth on the Fee Schedule.  FIS shall invoice Client for reimbursement of these expenses on a monthly basis, as incurred.

3.5           Certain Remedies for Non-payment.  If Client fails to pay to FIS, within thirty (30) days after FIS makes written demand therefor, any past-due amount payable under this Agreement (including interest thereon) that is not the subject of a Good Faith Dispute, in addition to all other rights and remedies which FIS may have, FIS may, in its sole discretion and with further notice to Client stating the suspension date, suspend performance of any or all of its obligations under this Agreement (other than Section 5) and FIS shall have no liability for Client’s use of the Services until all past-due amounts and any applicable reinstatement fees are paid in full.

4.           Certain Additional Covenants.

4.1           Compliance with Laws.  FIS shall comply in all material respects with all Laws applicable to it as the provider of Services under this Agreement.  Client shall comply in all material aspects with all applicable Laws under this Agreement.  Without limiting the foregoing, Client shall comply in all material respects with all applicable Laws and obtain all necessary consents (if any) from any Person, including its Investors and employees regarding the collection, use and distribution to FIS of any information or data regarding such Persons to (i) permit FIS to provide Services under this Agreement to Client and, where contemplated by this Agreement, Client’s Affiliates and Investors, in accordance with this Agreement and (ii) undertake activities related to the provision of Services under this Agreement.  FIS maintains and will continue to maintain policies and procedures reasonably designed to prevent violations of the federal laws pursuant to Rule 38a-1 under the 1940 Act and FIS will provide or cause to provide relevant copies of all such policies and procedures to the Client, including any amendments thereto.  Upon request of the Client, FIS will provide to the Client in connection with any periodic annual or semi-annual shareholder report filed by the Client on behalf of the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to FIS’ performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, Client may request in writing, and FIS will provide to the Fund a certification, in a form mutually agreed upon by the parties, in connection with Rule 38a-1 under the 1940 Act.  FIS will also provide Client with current copies of its Form TA-1 and Form TA-2.

5.           Limitations on Liability.

5.1           FIS is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule.  FIS will have no implied duties or obligations. Subject to Section 5.8, FIS will be liable to Client for all Losses (defined below) arising from FIS’ failure to perform its duties or obligations or other breach under this Agreement, except to the extent such Loss results from the willful misconduct, fraud or gross negligence of Client.

5.2           Upon the actual knowledge by any Party of the occurrence of any event which may cause any loss, damage or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

5.3           Client understands and agrees that the obligations and duties of FIS under this Agreement are not obligations or duties of any Affiliate of FIS.

5.4           FIS will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 2 is not met through no fault of FIS; (ii) if the failure is at the request or with the consent of an Authorized Person; (iii) if any applicable Law to which FIS is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure event as provided in Section 5.11 below.

5.5           FIS will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, Client or any third party, including custodians, fund accountants and investment advisers, market and reference data providers, brokers and other intermediaries, and Investors.

5.6           FIS will not be liable if it relies on advice of counsel or independent accountants chosen or approved by Client, Client consent shall not to be unreasonably withheld, delayed or denied.

5.7           Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL OTHER REPRESENTATIONS, WARRANTIES, TERMS OR CONDITIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, QUALITY OF INFORMATION, QUIET ENJOYMENT OR OTHERWISE (INCLUDING IMPLIED WARRANTIES, TERMS OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT) ARE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCLUDED FROM THIS AGREEMENT.

5.8           Liability Cap.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE CUMULATIVE LIABILITY OF FIS TO CLIENT FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES OR DAMAGES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED TWO TIMES THE ANNUAL FEES PAID OR PAYABLE BY CLIENT UNDER THE AGREEMENT.

5.9           Consequential Damage Exclusion.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES PROVIDING OR RECEIVING SERVICES UNDER THIS AGREEMENT) BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR LOSSES OR DAMAGES WHICH FALL INTO ANY OF THE FOLLOWING CATEGORIES: (a) LOST REVENUES, (b) LOST PROFITS, (c) LOSS OF BUSINESS, OR (d) ANY INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING ANY OF THE FOREGOING LOSSES OR DAMAGES RESULTING FROM THE SERVICES PROVIDED HEREUNDER, OR ARISING FROM ANY BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE AND WHETHER OR NOT FORESEEABLE, EVEN IF FIS HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.  FOR PURPOSES OF CLARIFICATION, THE FOLLOWING SHALL BE DEEMED “DIRECT DAMAGES” AS BETWEEN CLIENT AND FIS FOR THE PURPOSES OF THIS AGREEMENT (i) ANY AND ALL DAMAGES, INCLUDING WITHOUT LIMITATION, CONSEQUENTIAL AND SIMILAR DAMAGES, AWARDED TO A THIRD PARTY FOR WHICH INDEMNIFICATION IS PROVIDED BY A PARTY UNDER SECTION 6; (ii) CLIENT’S OUT-OF-POCKET COSTS TO NOTIFY AFFECTED PARTIES AND/OR PAY FOR CREDIT MONITORING SERVICES FOR SUCH PARTIES FOR A ONE-YEAR PERIOD INCURRED AS A RESULT OF FIS’ BREACH OF SECTION 9.

5.10           Exceptions.  THE LIMITATIONS AND EXCLUSIONS SET FORTH IN SECTIONS 5.8 AND 5.9 SHALL NOT APPLY TO: (a) FAILURE TO PAY FEES AND EXPENSES WHEN DUE; (b) DAMAGES

CAUSED BY EITHER PARTY’S FRAUD, BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL MISFEASANCE; (c) A PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY DUE TO THAT PARTY’S NEGLIGENCE; OR (d) A PARTY’S LIABILITY FOR DAMAGES TO THE EXTENT THAT SUCH LIMITATION OR EXCLUSION IS NOT PERMITTED BY APPLICABLE LAW.

5.11           Force Majeure.  As long as each Party maintains Contingency Plans as defined in Section 11.8 of the Agreement, neither Party shall be liable for, nor shall either Party be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement (other than its payment obligations, which shall be suspended only for so long as the force majeure event renders Client unable by any means to transmit payments when due hereunder) as a result of a cause beyond its control, including any act of God or a public enemy or terrorist act of any military, civil or regulatory authority, change in any Law, fire, flood, earthquake, storm or other like event, theft or criminal misconduct by unrelated third parties, disruption or outage of communications (including the Internet or other networked environment), power or other utility, unavailability of supplies or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing party with reasonable care and without gross negligence or reckless disregard.

5.12           Other Limitations.  The representations and warranties made by FIS in this Agreement, and the obligations of FIS under this Agreement, run only to Client on behalf of the Fund and not to its Affiliates, its Investors or any other Persons.  Under no circumstances shall any Affiliate or Investor of Client or any other Person be considered a third-party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement (including any right to be consulted in connection with any variation or rescission of this Agreement agreed between FIS and Client), even if such Affiliates, Investors or other Persons are provided access to the data maintained by FIS in connection with the Services via the Internet or other networked environment.

6.           Indemnification.

6.1           Indemnification by Client. Client will indemnify FIS, its Affiliates and its and their respective officers, directors, employees and representatives (each, an “FIS Indemnitee”) for, and will indemnify each FIS Indemnitee from, all direct losses, costs, damages and expenses (including reasonable legal fees) that arise from obligations, actions or omissions during the Term of this Agreement (collectively, “Losses”, or individually, a “Loss”) incurred by an FIS Indemnitee in any action or proceeding between FIS and any third party arising from Client’s willful misconduct, fraud or gross negligence in each case in connection with Client’s duties and obligations under this Agreement, except to the extent such Loss results from the willful misconduct, fraud or gross negligence of FIS.

6.2           Indemnification by FIS.  FIS will indemnify Client, its Affiliates and its and their respective officers, trustees, employees and representatives (each a, “Client Indemnitee”) for, and will indemnify each Client Indemnitee from all Losses incurred by a Client Indemnitee in any action or proceeding between Client and any third party arising from FIS’ willful misconduct, fraud or gross negligence in connection with FIS’ duties and obligations under this Agreement, except to the extent such Loss results from the willful misconduct, fraud or gross negligence of Client.

6.3           Notification; Participation.

(a)
Notification. Upon the assertion of a claim for which a Party (the “Indemnifying Party”) may be required to indemnify an indemnitee (the “Indemnified Party”), the Indemnified Party must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim; provided, that any delay or failure by the Indemnified Party in providing such notification shall only affect the Indemnifying Party’s obligations and duties hereunder to the extent the Indemnifying Party is materially prejudiced as a result of such delay or failure.  The Indemnified Party shall have the option to participate in the defense of such claim, or to defend against said claim, at its own expense.

(b)
Participation.  Notwithstanding the foregoing:  (a) subject to clause (b) below, Party may assume the defense of any claim at any time upon notice to the other such Party if (i) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of such Party or relates to its business operations (but in such circumstances, subject to entering into a mutually acceptable joint defense or similar agreement, such assuming Party will keep the other Party apprised of the status of all material developments in relation to such a Loss), or (ii) such claim seeks injunctive or other, similar relief that would require a Party to take or refrain from taking any action; and (b) under no circumstance shall the Indemnified Party confess any claim or make any compromise of any claim in which any other Party may be required to indemnify the Indemnified Party, except with the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnifying Party shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

7.           Open Negotiation.  Client and FIS have freely and openly negotiated this Agreement, including the pricing, with the knowledge that the liability of the parties is to be limited in accordance with the provisions of this Agreement.

8.           Confidentiality, Security; Ownership and Restrictive Covenant; Certain Licenses.

8.1           Confidentiality.  The party receiving Confidential Information (“Receiving Party”) of the other (“Disclosing Party”) shall not, and shall cause its Authorized Recipients not to, use Confidential Information for any purpose except as necessary to implement, perform or enforce this Agreement.  Receiving Party will implement commercially reasonable administrative, technical and physical safeguards that seek to:  (a) ensure the security and confidentiality of the Confidential Information; (b) protect against anticipated threats or hazards to the security of the Confidential Information; and (c) protect against unauthorized access to or use of the Confidential Information (“Information Security Safeguards”).  Prior to disclosing the Confidential Information to its Authorized Recipients, Receiving Party shall inform them of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement.  The Receiving Party shall be responsible for any breach of this Section 8.1 by any of its Authorized Recipients.  The Receiving Party may only reproduce a Disclosing Party’s Confidential Information only to the extent necessary to permit it to meet its obligations under this Agreement.  The Receiving Party will promptly notify the Disclosing Party if the Receiving

Party discovers any improper use or disclosure of Confidential Information and will promptly commence all reasonable efforts to investigate and correct the causes of such improper use or disclosure.

8.2           Required Disclosures. Notwithstanding anything to the contrary in Section 8.1, if the Receiving Party is required by Law or a Governmental Authority to disclose such Confidential Information or any portion thereof, then such Receiving Party shall (i) as promptly as reasonably possible after determining that it is obligated to make such disclosure, and, if practicable, prior to making any such disclosure, notify the Disclosing Party of its obligation to make such disclosure, so that the Disclosing Party may have an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief, (ii) provide such reasonable cooperation and assistance as the Disclosing Party may reasonably request in any effort by the Disclosing Party to obtain such relief, and (iii) take reasonable steps to limit the amount of Confidential Information so disclosed and to protect its confidentiality.

8.3           Each Receiving Party shall, during the term of this Agreement and for two (2) years thereafter:

(a)
use a level of care no less rigorous than that taken to protect its own Confidential Information of a similar nature (but in no event less than a reasonable level of care) to keep confidential, and to prevent any unauthorized disclosure of, any Confidential Information of the Disclosing Party;

(b)	not make any commercial use of such Confidential Information for the benefit of itself or any third party beyond the scope of this Agreement; and

(c)	except where required by Law or by order of any Governmental Authority or as permitted by this Agreement, not make any such Confidential Information, or parts thereof, available to any third party.

8.4           Confidentiality Obligations and Termination.  Upon any termination of this Agreement, the Receiving Party of any Confidential Information shall, upon request of the Disclosing Party:  (i) promptly return to the Disclosing Party all tangible forms of such Confidential Information which the Receiving Party has theretofore acquired from the Disclosing Party, (ii) use all reasonable efforts to destroy all copies of all materials that incorporate or reflect such Confidential Information, and (iii) certify to the Disclosing Party that such materials have been either returned or destroyed, in each case except for (A) any Confidential Information that the Receiving Party is required to retain pursuant to any Law or the Party’s Policies and Procedures, (B) executed original copies of any contractual documents or other materials customarily held by the Receiving Party as archival material, and (C) copies of any computer tapes or files which have been created in the ordinary course of business pursuant to the Receiving Party’s archiving and back-up procedures for records.  This Agreement shall not be construed as granting a Receiving Party any ownership rights in the Confidential Information.  A Disclosing Party’s Confidential Information is and will remain the sole and exclusive property of the Disclosing Party.

9.           Security.

(a)
During the term of this Agreement, FIS shall maintain, and shall cause each of its subcontractors to maintain, a formal information security program and written policies and procedures in accordance with all applicable laws and regulations (including but not limited to those under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (the “GLB Act”) and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”)) as well as the requirements of any regulatory agency or other authority that FIS is required to comply with, including but not limited to data privacy, data protection, and cybersecurity laws, as well as industry best practice standards that seek to: (i) reasonably ensure the security, confidentiality and integrity of any non-public, proprietary or confidential information of the Fund, which FIS may receive during the performance of the Agreement, which shall include any information which may relate to the Fund’s shareholders or any Fund shareholder’s personally identifiable information that could be used to distinguish or trace its identity, including, but not limited to, name, social security number, date and place of birth(collectively, “Fund Data”); (ii) protect against actual or anticipated threats or hazards to the security, confidentiality or integrity of Fund Data; and (iii) prevent unauthorized access to Fund Data.  FIS represents and warrants that FIS will protect, maintain and use the Fund Data, including any Personal Information (as defined below in Section 9.6), only in compliance with (i) the provisions of this Agreement, (ii) its own privacy policies and procedures, as amended and updated from time to time, and (iii) applicable federal and state privacy laws, including the GLB Act and the Mass Privacy Act.  FIS will review and test and audit its Information Security Safeguards on no less than an annual basis.  FIS will also maintain reasonable procedures to detect and respond to any internal or external information and data security breaches; and ensure appropriate disposal of Confidential Information.

(b)	In addition, FIS shall:

(i)	promptly notify Client of any changes to its information security measures that could have a material adverse impact on the security of Fund Data;

(ii)
provide training on its information security measures for its employees and/or any third parties (including subcontractors) with access to Fund Data and shall establish and enforce appropriate disciplinary measures for individuals who fail to comply with such policies and procedures;

(iii)	limit access to Fund Data to authorized personnel who have been subject to appropriate personnel security practices (including, but not limited to background checks);

(iv)
secure facilities, hardware and software which may be used to store, transmit or dispose of Fund Data with industry best practice security measures, including, but not limited to, appropriate authentication and access controls;

(v)	comply with all laws applicable to the collection, use (including processing or storage), and disclosure of Fund Data in any jurisdiction which applies to Fund Data;

(vi)
modify its performance of services under the Agreement to comply with any changes in the Fund’s Privacy and/or Information Security Policies that the Fund implements in order to comply with applicable Law as, and to the extent that, such requirements are timely communicated to FIS in writing;

(vii)
cause its subcontractors to develop, implement, maintain and use appropriate administrative, technical and physical security measures to preserve the confidentiality, integrity and availability of Fund Data, which procedures shall protect Fund Data from unauthorized access, destruction, use, modification, or disclosure; and

(viii)
provide to the Fund annually copies of FIS’ SSAE 16 reports and SOC 1 to verify its compliance with its obligations under this Agreement.  In addition, from time to time as reasonably requested, FIS will furnish the Client a “gap” or “bridge” letter that will address any material changes that might have occurred in FIS’ controls covered in the report from the end of the report period through a specified requested date.

9.2           Unauthorized Disclosure. FIS shall cooperate with the Fund in safeguarding the privacy of Fund Data.  FIS on its own behalf shall maintain, and shall require all subcontractors and other third parties to which FIS may disclose or provide access to Fund Data to maintain, the confidentiality and security of Fund Data consistently with the obligations of FIS under this Agreement.  FIS shall not use or disclose Fund Data for any unauthorized purpose, unless to cooperate with a written request by the Fund, or pursuant to a law enforcement investigation, to comply with judicial process, to respond to a request from a regulatory examiner; provided, that FIS shall provide prior notice to Client to the extent possible.  If FIS becomes aware of any alleged, apparent or actual unauthorized: (a) acquisition or compromise of the security, confidentiality or integrity of Fund Data; (b) access, disclosure, theft or use of the Fund Data; or (c) any other event related to the Fund Data that might reasonably create an obligation on FIS or on the Fund to give notice to anyone of a data security breach under existing or future laws or customary industry practice (each, an “Incident”), FIS shall immediately take all appropriate actions at its expense to contain, mitigate, preserve evidence of, and maintain insurance coverage for the Incident, including without limitation those actions set forth in this Section 9.2 and in Section 9.3 below.  FIS shall fully cooperate with the Fund to investigate the nature and scope of any Incident and participate or assist in any responses or disclosures which are either necessary or advisable.  FIS acknowledges that the Fund may suffer irreparable harm in the event that an Incident occurs and that monetary damages may not be an adequate remedy.  Therefore, FIS consents to Client obtaining an injunction or other equitable relief enforcing the obligations under this Agreement with respect to an Incident.

9.3           Notifications.  FIS will comply with the following obligations in connection with any Incident that takes place while Fund Data is in the custody or control of FIS, or its subcontractors, agents or service providers:

(a)
FIS will report to the Fund each Incident of which it becomes aware.  The initial report of an Incident will be made by telephone call as promptly as reasonably practicable after FIS becomes aware of the Incident.  This initial report will be followed by a written report no later than forty eight (48) hours after FIS became aware of the Incident and shall include the following information.

(i)	the date the Incident occurred;

(ii)	a description of the unauthorized uses or disclosures involved in the Incident;

(iii)	the number of persons affected by the Incident;

(iv)	a detailed description of the Fund Data that was affected by the Incident;

(v)	to the extent possible, the identities of the persons whose Personal Information has been, or is reasonably believed by FIS to have been, accessed, acquired, used or disclosed during the Incident;

(vi)	the types of Personal Information involved in the Incident, if any;

(vii)
the steps FIS has taken to contain and investigate the Incident, preserve evidence, maintain insurance coverage, mitigate potential harm to the affected persons and prevent further Incidents, including steps FIS believes the affected persons should take to protect themselves against potential harm resulting from the Incident; and

(viii)	all other information required to be included in any notice or disclosure.

(b)
FIS will promptly supplement the written report with additional information about the Incident as FIS obtains the information, including FIS’ assessment as to whether the Incident is reportable under applicable law.

(c)
To the extent any applicable law or customary industry practice requires that the affected persons, governmental authorities or other parties be notified of an Incident, FIS will be responsible at its sole cost and expense for:

(i)
at the Fund’s request, and in compliance with the Fund’s instructions to the extent such instructions do not conflict with applicable law, providing such notices and/or disclosures to affected persons, governmental authorities or other parties containing the information required by applicable law, provided, that FIS will obtain the Fund’s prior written approval of the content, form and timing of such notice or disclosure;

(ii)	conducting any forensic security review, analysis, and audit in connection with such Incident;

(iii)
providing remediation services and other reasonable assistance to such affected persons as (1) required under law, (2) requested by governmental or other regulatory authorities or (3) are consistent with customary industry practice in the applicable jurisdiction; and

(iv)	fully cooperating with and following directions of the Fund and the Fund Affiliates in responding to such Incident.

9.4           If Client makes the Fund Data or any other data maintained or created through the Services accessible through the Internet or other networked environment, Client shall be solely responsible for all aspects of Internet use.

9.5           FIS will monitor and review its Information Security Safeguards and revise it, as necessary and in its sole discretion, to ensure it appropriately addresses any applicable Law.  If FIS accesses the Client’s computer system, FIS agrees to provide such information security as is commercially and reasonably necessary to prevent the unauthorized use or disruption of the Client’s computer system.

9.6           Personal Information.  FIS acknowledges that certain information made available by the Client to FIS pursuant to this Agreement or otherwise maintained by FIS under this Agreement may be deemed nonpublic personal information under the GLB Act or may otherwise fall within the ambit of other applicable privacy Laws (collectively, “Privacy Laws” and the relevant information, “Personal Information”).  FIS agrees (i) not to disclose or use Personal Information except as required to carry out its duties under this Agreement or as instructed by the Client; (ii) to limit access to such information to Authorized Recipients of FIS and the Client who have a need to know such Personal Information;  and (iii) to cooperate in good faith with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws with respect to shareholders to the extent applicable to any or all of the Parties.   If FIS processes or otherwise has access to any Personal Information on Client’s behalf when performing FIS’ obligations under this Agreement, then: (i) Client shall be the data controller (where “data controller” means an entity which alone or jointly with others determines purposes for which and the manner in which any personal data are, or are to be, processed) and FIS shall be a data processor (where “data processor” means an entity which processes the data only on behalf of the data controller and not for any purposes of its own); (ii) Client acknowledges and agrees that, upon prior notice and consent, the Personal Information may be transferred or stored outside the country where Client and the Authorized Recipients are located to countries with a different level of data protection in order for FIS to provide the Services and perform its other obligations under this Agreement; (iii) Client shall ensure that it has obtained all necessary consents, if any, and it is entitled to transfer the relevant Personal Information to FIS so that FIS may lawfully use, process and transfer the Personal information in accordance with this Agreement on Client’s behalf; and (iv) FIS shall process the Personal Information only in accordance with any lawful and reasonable Instructions given by Client from time to time as set out in and in accordance with the terms of this Agreement.

10.           FIS IP.  FIS IP includes trade secrets and proprietary property of FIS or its licensors, having great commercial value to FIS or its licensors.  Title to all FIS IP and all related intellectual property and other ownership rights shall be and remain exclusively with FIS or its licensors, even with respect to such items that were created by FIS specifically for or on behalf of Client.  FIS and its Affiliates may freely use feedback without attribution or the need for FIS, its Affiliates or any third party to pay Client or any third party any royalties or other fees of any kind.  This Agreement is not an agreement of sale, and no intellectual property or other ownership rights to any FIS IP are transferred to Client by virtue of this Agreement.  All copies of FIS IP in Client’s possession shall be deemed to be on loan to Client during the term of this Agreement.

10.1           Use Restrictions.  Except to the extent specifically authorized by this Agreement, Client shall not attempt to, and shall not permit any other Person under its reasonable control to: (a) use any FIS IP for any purpose, at any location or in any manner not specifically authorized by this Agreement; (b) make or retain any Copy of any FIS IP; (c) create or recreate the source code for any software included among FIS IP, or re-engineer, reverse engineer, decompile or disassemble such software except to the extent specifically permitted by applicable Law; (d) modify, adapt, translate or create derivative works based upon such software or Documentation, or combine or merge any part of the software or Documentation with or into any other software or any related documentation except to the extent specifically permitted by applicable Law; (e) refer to, disclose or otherwise use any FIS IP as part of any effort either (i) to develop a program having any functional attributes, visual expressions or other features similar to those of the software included in FIS IP or (ii) to compete with FIS; (f) remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any FIS IP, or fail to preserve all copyright and other proprietary notices in any Copy of any FIS IP made by Client; (g) sell, market, license, sublicense, distribute or otherwise grant to any Person, including any outsourcer, vendor, sub-contractor, consultant or partner, any right to use any FIS IP or allow such other Person to use or have access to any FIS IP, whether on Client’s behalf or otherwise; or (h) use the Services to conduct any type of application service provider, service bureau or time-sharing operation or to provide remote processing, network processing, network telecommunications or similar services to any Person, whether on a fee basis or otherwise.

11.           Records and Access; Audits.

11.1           FIS shall prepare and maintain records relating to the Services, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) Laws applicable to its business as a transfer agent, including those set forth in Rule 17Ad-6 and Rule 17Ad-7 of the 1934 Act and (ii) its record retention Policies and Procedures.  FIS shall also prepare and maintain on behalf of the Client the books and records required under the 1940 Act, including the records required by Rules 31a-1(b)(1) and 31a-l(b)(2)(iv) to the extent they are maintained by FIS in serving as Client’s transfer agent under the 1940 Act, and such other records as are agreed from time to time in writing by FIS and the Client.  The books and records maintained by

FIS shall be prepared, maintained and, preserved by FIS in such form, for such periods and in such locations as may be required by applicable Law, including Rule 12dl-l(b)(2)(i)(E) under the 1940 Act and applicable provisions of Rule 204-2 under the Investment Advisers Act of 1940, as amended and as otherwise agreed between FIS and Client.

11.2           The books and records maintained by FIS in connection with the Services and this Agreement (the “Client Records”) in FIS’ possession shall be the property of the Client and will be preserved, maintained and made available in accordance with Rule 31a-1 under the 1940 Act, and will be surrendered promptly to the Client on behalf of the Fund on and in accordance with the Client’s request.  The Client and the Client’s Authorized Persons shall have access to such Client Records at all times during FIS’ normal business hours.  Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Client Records shall be provided by FIS, at the Client’s expense, to the Client or its authorized representatives.  If FIS receives a request or demand from a third party to inspect any Client Records, FIS will endeavor to notify the Client in writing and to secure Instructions from the Client or an Authorized Person.  Except as otherwise provided in this Agreement, FIS shall not release any Client Records without the Client’s prior written consent.

11.3           In the event that any Client Records are corrupted, lost or sufficiently degraded as to be unusable as a result of the breach of this Agreement or negligence by FIS, or any of its employees or Agents, FIS shall, at its own cost, carry out such remedial action to restore the Client Records as the Client may reasonably require, without prejudice to the Client’s other rights or remedies for such breach or negligence under any other provision of this Agreement or at Law.

11.4           Client, at its expense, shall be entitled to perform, or to have performed by a reputable nationally recognized auditor, an annual review of FIS’ Information Security Safeguards as it pertains to the Services and Client Records.  In addition, during the Term of this Agreement, authorized representatives of the Client may conduct periodic site visits of FIS’ facilities and inspect the Client Records and FIS’ Policies and Procedures solely as they pertain to the Services for the Fund under or pursuant to this Agreement.  Any review conducted by or on behalf of Client shall be contingent on the following: (i) such review may only occur during normal business hours at the locations where Client Records are located; (ii) the review shall be conducted at mutually agreeable times; (iii) FIS personnel may, at FIS’ option, supervise such review; (iv) such review shall be conducted in a manner that is designed to minimize any adverse impact on normal business operations; (v) Client or the entity conducting the review will comply with all safety and security procedures of FIS in conducting any such review; (vi) Client shall inform any third party reviewer of the obligations of confidentiality set forth in this Agreement and secure such Person’s agreement to be bound by such provisions; (vii) other than Client Records, any information accessed by Client or its third party reviewers in the performance of any such review will be deemed to be the Confidential Information of FIS.  Notwithstanding the foregoing, in no event shall FIS be required to provide any access that could reasonably be expected to result in an impact to any other FIS customer or in a disclosure of another FIS customer’s information.  Any review may only occur pursuant to a mutually agreed scope by the parties prior to the review.  Alternatively, FIS and Client may mutually agree for FIS to retain a third party vendor to perform such Information Security Safeguards review on behalf of Client or multiple customers.  In addition, FIS shall respond to the reasonable requests for information concerning FIS’ Information Security Safeguards and, upon request, FIS will provide a Copy of its applicable policies and procedures to the Client to the extent it is able to do so without divulging sensitive, proprietary information.  FIS also agrees, when requested, to complete any security questionnaire provided by the Client and return it within a commercially reasonable period of time.  FIS agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security Laws related to FIS’ Information Security Safeguards that are identified through the audit, completion of the questionnaire or otherwise.

11.5           In addition to the foregoing, subject to applicable Law and to the confidentiality and data security policies of FIS, FIS will allow Governmental Authorities with jurisdiction over Client with reasonable access to Client Records as are reasonably requested by Client or such Governmental Authority.  If FIS receives a request or demand from a Governmental Authority or any third party requesting an inspection or examination of FIS’ operations related to the Services (a “Review”), FIS shall promptly notify the Client of such inspection or examination.  In addition, at the Client’s reasonable request and expense, FIS shall reasonably assist the Client in conducting and responding to (i) any such regulatory Review or any other Review of the Client required under applicable Law or (ii) any Review necessary for the Client to obtain certifications, verifications or other confirmations with respect to industry, professional, regulatory or other standards or (iii) any Review demanded or reasonably requested by a shareholder.

11.6           Upon termination of this Agreement, FIS may retain archival copies of Client Records.

11.7           On an annual basis, and at such other times as necessary to enable the Client to provide its own written certifications required by Laws applicable to Client, FIS shall provide reasonable, mutually acceptable, written certifications as to FIS’ compliance with Laws applicable to FIS’ delivery of the Services.  For the avoidance of doubt, such written certifications shall include any sub-certifications required by the Client to enable the Client to provide its own written certifications as required by Law.

11.8           FIS shall maintain commercially reasonable contingency, business continuity and disaster recovery plans, procedures and capabilities with respect to the performance of the Services consistent with standards in the industry (collectively, “Contingency Plans”), including procedures and capabilities reasonably designed to ensure proper and secure maintenance of back-up files containing Client Data.  FIS shall provide a Copy, or summary, of the Contingency Plans to the Client.  The Parties shall cooperate in good faith with one another to coordinate the interaction of the Contingency Plans and the contingency, business continuity and disaster recovery plans of the Client.  FIS will test the adequacy of its business continuity plan at least annually and upon Client’s reasonable request.  Upon request by the Fund, FIS will provide the Client with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts FIS’ provision of services to Client under this Agreement, FIS will promptly notify the Client of the disruption and the steps being implemented under the business continuity plan.  FIS represents that its business continuity plan is appropriate for its business as a provider of transfer agency services to investment companies registered under the 1940 Act.

11.9           Notice and Remedy of Breach of Security.  In addition, to FIS notification obligations under Section 9.3 with regard to Fund Data, each Party shall: (i) promptly notify the other Party (the “Notice Party”) of any actual or suspected accidental or unauthorized access to Confidential Information or any breach of a Privacy Law relating to Personal Information (as defined in Section 9.8) (“Breach of Security”); (ii) promptly furnish to the  Notice Party full details of the nature and extent of such Breach of Security such as the Notice Party may reasonably request and assist the Notice Party in investigating the Breach of Security to the extent it is not privileged information; (iii) cooperate with the Notice Party in any litigation and investigation deemed necessary by the Notice Party to protect its proprietary and other rights; (iv) use reasonable precautions to prevent a recurrence of a Breach of Security; and (v) at the breaching Party’s expense take all reasonable and appropriate actions to mitigate, to prevent or to remedy any potential or actual harm related to a Breach of Security, including any reasonable steps requested by the Notice Party.

11.10           Enforcement.  Each party acknowledges that any breach of any of the provisions of Sections 9 and 11 may result in irreparable injury to the other for which money damages would not adequately compensate.  If there is a Breach of Security, then the injured party shall be entitled, in addition to all other rights and remedies which it may have, to seek any equitable relief against the continuance of such a Breach of Security including a decree of specific performance or an injunction or temporary restraining order issued by any competent court, requiring the Breach of Security to be cured or enjoining all Persons involved from continuing the Breach of Security.

12.           Term and Termination.

12.1           Term.  This Agreement will begin on the Effective Date and have an initial term of one (1) year from the Effective Date (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to Section 12.2, this Agreement shall be renewed automatically for successive one year periods (each, a “Renewal Term”).

12.2           Termination.  Subject to Section 12.3:

(a)
Either Party may terminate this Agreement prior to any Renewal Term for any reason but only by giving the other Party written notice prior to the commencement of the Renewal Term; such termination will be effective one hundred eighty (180) days following the written notice.  During any Renewal Term, either Party may terminate this Agreement, with cause, but only by giving the other Party one hundred eighty (180) days’ written notice.  The Client shall have the right to terminate this Agreement by giving FIS one hundred eighty (180) days’ written notice at any time if the Liability Cap under Section 5.8 is reached.

(b)
Either party may terminate this Agreement by giving notice of termination to the other party if the other party breaches any of its material obligations under this Agreement and does not cure the breach within ninety (90) days of receiving notice describing the breach in reasonable detail or upon the bankruptcy of the other Party or the appointment of a receiver for the other Party.

(c)
The Client shall have the right to terminate this Agreement by delivery of written notice to FIS, such termination to take effect not sooner than six (6) months after the date of such delivery, if FIS (a) ceases to be registered as a transfer agent under the 1934 Act and has failed to initiate appropriate action to reinstate such registration or has publicly expressed its intention to cease its transfer agency business or (b) experiences any transfer of ownership of a controlling interest to any person other than an entity that is an Affiliate of FIS.

12.3           Termination-related Obligations.  Related to termination of this Agreement:

(a)
Upon termination, FIS will, at the expense and written direction of Client, transfer to Client or any successor service provider(s) to Client copies of all Client Records.  Upon or any time after notice of termination of this Agreement, the Client shall provide to FIS the details of where to transfer Client Records, whether to the Client or to any successor service provider, and FIS shall, subject to payment of all undisputed amounts due to FIS hereunder and at the direction of the Client, transfer to Client or any successor service provider all Client Records in the electronic or other medium in which such material is then maintained by FIS. FIS agrees to provide Client Records in such other format that may be reasonably requested by Client with the understanding that Client would bear any reasonable additional costs incurred.  The expense of such transfer shall be borne by (i) the non-terminating Party if this Agreement is terminated for cause, or (ii) the Terminating Party if this Agreement is terminated without cause.  If by the termination date Client has not given written Instructions to deliver Client Records, FIS will keep Client Records until Client provides such Instructions to deliver Client Records, provided that FIS will be entitled to charge Client then-standard fees for maintaining Client Records, and FIS shall have no obligation to keep Client Records beyond six (6) months after the termination date.  FIS will provide no other services in connection with the termination of this Agreement.

(b)
Upon receipt of the notice contemplated in Section 12.2 by FIS, the Parties shall cooperate in good faith, and shall use commercially reasonable efforts, to develop and implement a written post-termination transition plan (“Post-Termination Plan”) for the transition of the Services from FIS to either the Client or a successor service provider.  The Post-Termination Plan will include obligations for each Party and will specify (i) action to be taken by third parties, and (ii) an expected date (or dates) for the completion of the Post-Termination Plan (or stages of the Post-Termination Plan); provided that in no event shall FIS be required to provide Services under this Agreement after the termination of this Agreement for more than [one hundred and eighty (180) days] (the “Post-Termination Transition Period”).  During the Post-Termination Transition Period, the Parties shall continue to have the obligations, rights, duties and liabilities provided for under this Agreement as if this Agreement shall not have terminated or expired.  Such Post-Termination plan shall be entered into pursuant to this Agreement and signed by the parties.

12.4           Effect of Termination.  The provisions of Sections 1.4, 5, 6, 8, 9, 11.3, 11.6 11.9, 11.10, 12.3, 12.4, and 13 shall survive any termination of this Agreement, whether under this Section 12 or otherwise.  Client shall remain liable for all payments due to FIS with respect to the period ending on the date of termination.

13.           Other Provisions.

13.1           Notices.  All notices, consents and other communications under or regarding this Agreement shall be in writing and shall be deemed to have been received on the earlier of: (a) the date of actual receipt; (b) the third Business Day after being mailed by first class, certified or air mail or (c) the first Business Day after being sent by a reputable overnight delivery service.  Any notice may be given by facsimile, or email if notice by one of the foregoing is provided promptly thereafter.  Client’s address and FIS’ address for notices is stated on the first page of this Agreement.  In the case of (x) any notice by Client alleging a breach of this Agreement by FIS or (y) a termination of this Agreement, Client shall also mail a written notice to Fidelity Information Services, LLC, 601 Riverside Ave., Jacksonville, FL 32204, Attention: General Counsel and such notices shall identify the name, date, and specific parties to this Agreement.  Either party may change its address for notices by giving written notice of the new address to the other party.

13.2           Defined Terms.  As used in this Agreement, the terms below (and their plural forms) have the following meanings:

(a)
“Affiliate” whether capitalized or not, means, with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person as of the date of this Agreement, for as long as such relationship remains in effect.

(b)
“Agent” means any administrative or other service provider used by a Party in connection with carrying out its obligations under this Agreement, whether or not such Person would be deemed an Agent under principles of any applicable law.

(c)	“Applicable Jurisdiction” means the U.S., the United Kingdom and any other jurisdiction where any FIS IP will be located or from where any FIS IP will be accessed under this Agreement.

(d)
“Authorized Recipient” means: (i) with respect to Client, Client, any officer of Client and any employee of a Client Agent, provided that the Agent is not a competitor of FIS; and (ii) with respect to FIS, any officer or employee of FIS, FIS, its foreign and domestic Affiliates and their respective contractors.

(e)
“Authorized Person” means Client or any Person that FIS believes in good faith to be authorized by Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to FIS in a notice reasonably acceptable to FIS.

(f)
“Business Day” means Monday through Friday with the exception of: (i) official US holidays; (ii) any major disruption as declared by the New York Stock Exchange (NYSE); or (iii) unexpected NYSE closings.

(g)
“Confidential Information” means all business or technical information disclosed by Disclosing Party to Receiving Party in connection with this Agreement.  Without limiting the generality of the foregoing, Client’s Confidential Information shall include Client Data, Personal Information and the details of Client’s computer operations and FIS’ Confidential Information shall include FIS IP.  Confidential Information shall include the terms of this Agreement, but not the fact that this Agreement has been signed, the identity of the parties hereto or the identity of the Services obtained.  Notwithstanding the foregoing, the term Confidential Information does not include information that: (i) prior to the receipt thereof under this Agreement, had been developed independently by Receiving Party, or was lawfully known to Receiving Party, or had been lawfully received by Receiving Party from other sources, provided such other source did not receive it due to a breach of an agreement with Disclosing Party, and Receiving Party knew of such breach or ought to have reasonably known of such breach; (ii) subsequent to the receipt thereof under this Agreement, (x) is published by Disclosing Party or is disclosed generally by Disclosing Party to others without a restriction on its use and disclosure or (y) has been lawfully obtained by Receiving Party from other sources which Receiving Party reasonably believes lawfully came to possess it; or (iii) is publicly known at or after the time either party first learns of such information, or generic information or knowledge which either party would have learned in the course of its work in the trade, business or industry.

(h)	“Control” has the meaning set forth in the 1940 Act.

(i)
“Copy” whether capitalized or not, means any paper, disk, tape, film, memory device or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

(j)
“Client Data” means data related to Client and its Investors stored in, or processed by, FIS as a result of the Services; provided however, that aggregated data that is not personally identifiable data and is also not identifiable to Client shall not be deemed Client Data nor Client’s Confidential Information.

(k)	“Documentation” means the standard user documentation FIS provides with respect to the Services as such Documentation may be updated from time to time.

(l)
“Export Laws” means any Laws, administrative regulations and executive orders of any Applicable Jurisdiction relating to the control of imports and exports of commodities and technical data, use or remote use of software and related property or services, embargo of goods or services or registration of this Agreement including the Export Administration Regulations of the U.S. Department of Commerce and the regulations and executive orders administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury.

(m)	“Fund” means a separate portfolio or series of Client as listed on Annex A to the Services Schedule.

(n)	“Good Faith Dispute” means a good faith dispute by Client of certain amounts invoiced under this Agreement. A Good Faith Dispute will be deemed to exist only if (i) Client has given notice of the dispute to FIS promptly after receiving the invoice and (ii) the notice explains Client’s position in reasonable detail.  A Good Faith Dispute will not exist as to an invoice in its entirety merely because certain amounts on the invoice have been disputed.

(o)	“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

(p)	“Including” whether capitalized or not, means including but not limited to.

(q)	“Instructions” means a direction or order, either oral or in writing, made by Client.

(r)	“Investor” means a Person that buys or sells securities.

(s)	“Laws” means any statutes, rules and regulations of any Governmental Authority and applicable judicial and regulatory interpretation thereof.

(t)
“Offering Documents” prospectus and statement of additional information contained in Client’s registration statement Form N-1A that currently is effective and on file with the U.S. Securities and Exchange Commission.

(u)	“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

(v)
“Person” whether capitalized or not, means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority or other entity of any nature.

(w)
“Policies and Procedures” means the written policies and procedures of Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

(x)
“FIS IP” means any of the following: the Documentation related to the Services, the object code and the source code for any software made available to Client or its Agents in connection with the Services, the visual expressions, screen formats, report formats and other design features of such software and the Services, all ideas, methods, algorithms, formulae and concepts used in developing and/or incorporated into such software, the Services or Documentation, all future modifications, updates, releases, improvements and enhancements of such software, the Services or Documentation, all derivative works (as such term is used in the U.S. Copyright Laws) based upon any of the foregoing and all copies of the foregoing.

(y)	“1940 Act” means the Investment Company Act of 1940, as amended.

13.3           Parties in Interest.

(a)	This Agreement shall bind, benefit and be enforceable by and against FIS and Client and, to the extent permitted hereby, their respective successors and assigns.

(b)
Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any Party without the written consent of the other Party. Notwithstanding the foregoing, FIS may assign this Agreement to an Affiliate that is capable of providing the Services set forth herein and whose financial standing is substantially similar to the assigning Party's without the other Party's consent upon one hundred twenty (120) days advance notice, provided that FIS may not assign this Agreement without the Client's consent to an Affiliate (i) that provides services substantially similar to those provided by the Client’s investment adviser, or (ii) whose financial standing is not materially less than that of FIS.

(c)	The Parties agree that they shall not unreasonably withhold or delay any consents requested pursuant to this Section 13.3.

13.4           Export Laws.  Client acknowledges that FIS IP and the Services provided by FIS under this Agreement are subject to the Export Laws.  Client shall not violate the Export Laws or otherwise export, re-export or use, directly or indirectly (including via remote access), any part of the Confidential Information or the Services in a manner, or to or for any Person or entity, for which a license or other authorization is required under the Export Laws without first obtaining such license or authorization.

13.5           Relationship.  The relationship between the parties created by this Agreement is that of independent contractors and not partners, joint venturers or Agents.

13.6           Entire Understanding.  This Agreement, which includes and incorporates any schedules, exhibits and addenda hereto, states the entire understanding between the parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations, representations (whether negligently or innocently made), agreements and other written or oral communications between the parties with respect to the subject matter of this Agreement.  Any written, printed or other materials which FIS provides to Client that are not included in the Documentation are provided on an “as is” basis, without warranty, and solely as an accommodation to Client.  In entering into this Agreement each party acknowledges and agrees that it has not relied on any express or implied representation, warranty, collateral contract or other assurance (whether negligently or innocently made), except those expressly set out in this Agreement.  Each party waives all rights and remedies which, but for this Section 13.6, might otherwise be available to it in respect of any such representation (whether negligently or innocently made), warranty, collateral contract or other assurance.  Nothing in this Agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation.

13.7           Modification and Waiver.  No modification of this Agreement, and no waiver of any breach of this Agreement, shall be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought.  This Agreement may not be modified or amended by electronic means without written agreement of the parties with respect to formats and protocols.  No waiver of any breach of this Agreement, and no course of dealing between the parties, shall be construed as a waiver of any subsequent breach of this Agreement.

13.8           Severability, Heading and Counterparts.  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the other provisions of this Agreement.  Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  If this Agreement is executed via facsimile, each party hereto shall provide the other party with an original executed signature page within five (5) days following the execution of this Agreement.

13.9           Insurance.  FIS will be covered at all times during the Term by such insurance as it deems adequate in its reasonable judgment, which shall in any event consist of not less than the following types and minimum amounts of coverage with a reputable insurance company(ies):

(a)	Commercial general liability insurance covering claims for personal injury and property damage, with limits of not less than US$1,000,000 per occurrence;

(b)	Commercial crime coverage/fidelity bond insurance, with limits of not less than US$1,000,000 per occurrence;

(c)
Workers compensation coverage as required by the statutes of the jurisdiction in which the services are being performed covering all personnel employed by FIS in the performance of their duties who are required to be covered by the statutes of the applicable jurisdiction; and

(d)	Errors and omissions insurance with a reputable insurance company, with limits of not less than US$5,000,000 per occurrence and aggregate.

Upon the reasonable request of Client, FIS shall furnish Client with a certificate of insurance as specified in this Agreement.  Maintenance of insurance as specified in this Agreement shall in no way be interpreted as relieving or increasing FIS’ responsibilities or liabilities under this Agreement; and FIS may carry, at its own expense, such additional insurance as it deems necessary, including self-insurance.

13.10           Language.  It is the express wish of the parties that this Agreement and all related documents be drawn up in English.

13.11           Jurisdiction and Governing Law.  This Agreement and any dispute or claim arising, directly or indirectly, out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) is governed by, and shall be construed and enforced in accordance with, the Laws of the State of Delaware excluding choice of law.  In any action relating to this Agreement, (i) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (ii) each of the parties irrevocably waives the right to trial by jury, (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the party is to receive notice and (iv) the prevailing party shall be entitled to recover its reasonable attorney’s fees (including, if applicable, charges for in-house counsel), court costs and other legal expenses from the other party.

13.12           Limitations of Liability of the Trustees and Shareholders.  It is expressly acknowledged and agreed that the obligations of the Client hereunder shall not be binding upon any shareholder, trustee, officer, employee or Agent of the Client personally, but shall bind only the trust property of the Client, as provided in its Agreement and Declaration of Trust and By-Laws. This Agreement has been duly authorized, executed and delivered by the Client and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust and By-Laws.

13.13           Several Obligations of the Funds. This Agreement is an agreement entered into between FIS and the Client with respect to a particular Fund.  With respect to any obligation of the Client on behalf of a Fund arising out of this Agreement, FIS shall look for payment or satisfaction of such obligation solely to the assets of that particular Fund to which such obligation relates as though FIS had separately contracted with the Trust by separate written instrument with respect to each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agency Services Agreement to be executed by their respective officers thereunto duly authorized.

FIS INVESTOR SERVICES LLC

By:

Name:

Title:

Date:

The DFA Investment Trust Company

By:

Name:

Title:

Date:

Schedule 1 to Transfer Agency Services Agreement

SERVICES SCHEDULE

I.           Services:  FIS will perform transfer agency services during the term of this Agreement on behalf of Client and each investment portfolio set forth on Annex A to this Schedule 1.

A.           Shareholder Transactions

1.           Receive for acceptance and process orders for the purchase of Shares, and deliver appropriate documentation thereof to the custodian for the Fund.

2.           Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account.

3.           Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian.

4.           Set up account information, including address, dividend option, and taxpayer identification numbers per instruction from Client.

5.           Process transfers and exchanges upon receipt of appropriate instructions.

6.           Process dividend payments, including the purchase of new shares, through dividend reimbursement.

7.           Where applicable, process redemption fee as stated in the Fund Prospectus.

B.           Shareholder Information Services

1.           Produce detailed history of transactions upon request.

2.           Provide data to be utilized for mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

II.           Compliance Reporting & Sanction Screening

A.           Provide reports to the Securities and Exchange Commission, and FINRA.

B.           Review shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

III.           Shareholder Account Maintenance

A.           Maintain all shareholder records for each account in Client.

B.           Record shareholder account information changes.

C.           Maintain account documentation files for each shareholder.

IV.           Anti-Money Laundering Services

A.           FIS shall Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Client’s AML Program, and make the same available for inspection by (i) the Client’s AML Compliance Officer, (ii) any auditor of the Client’s AML Program or related procedures, policies or controls that has been designated by the Client in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Client’s AML Compliance Officer.

V.           Notes and Conditions Related to Transfer Agency Services (If Applicable)

A.           FIS may require any or all of the following in connection with the original issue of shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such shares, and (d) an opinion of the counsel to Client about the legality and validity of the issuance.

B.           Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after FIS or its Agent receives either of the following, in each case in good order and with such additional items or materials as may be required by Client’s Procedures, FIS’ operational procedures and/or FIS’ AML Program:

1.           an instruction directing investment in a Fund or Class and, in the case of an initial purchase, a completed account application; or

2.           the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

C.           Client acknowledges receipt of a Copy of FIS’ policy related to the acceptance of trades for prior day processing (the “FIS As-of Trading Policy”). FIS may amend FIS As-of Trading Policy from time to time in its sole discretion, but will provide notice to Client of such amendment.  FIS may apply FIS As-of Trading Policy whenever applicable, unless FIS agrees in writing to process trades according to such other as-of trading policy as may be adopted by Client and furnished to FIS by Client.

D.           Client acknowledges and agrees that deviations requested by Client from FIS’ written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss.  FIS may in its sole discretion determine whether to permit an Exception.  Exceptions must be requested in writing and shall be deemed to remain effective until Client revokes the Exception request in writing.  Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as FIS acts in good faith, FIS shall have no liability for any loss, liability, expenses or damages to Client or any shareholder resulting from such an Exception.

E.           Client represents and warrants that:

1.           (i) by virtue of its Charter, shares that are redeemed by Client may be resold by Client and (ii) all shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

2.           (i) Client has adopted an AML Program, which has been reasonably designed to facilitate Compliance by Client with applicable anti-money laundering Laws and regulations in all relevant respects, and the AML Program and the designation of the AML Compliance Officer have been approved by the Board.

ANNEX A

TO SCHEDULE 1

TO THE TRANSFER AGENCY SERVICES AGREEMENT

INVESTMENT PORTFOLIO(S)

FIS shall provide the Services for the following Investment Portfolio(s):

1.           Dimensional Short-Term Investment Fund

SCHEDULE 2

TO TRANSFER AGENCY SERVICES AGREEMENT

DEPENDENCIES

I.           FIS’ delivery of the Services and its other obligations in connection with this Agreement are dependent upon:

A.           The communications systems operated by Client and third parties (other than Agents) in respect of activities that interface with the Services remaining fully operational.

B.           The authority, accuracy, truth and completeness of any information or data provided by Client and its employees, current and predecessor Agents and other Persons (including, investment advisors, custodians, and intermediaries) that is reasonably requested by FIS or is otherwise provided to FIS.

C.           Client informing FIS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

D.           Without limitation to the foregoing, in connection with any Implementation Plan or Service Change Plan agreed by the Parties, Dependencies shall include:

1.           Client agreeing to Service Change Plan or, if applicable, implementation plan proposed by FIS in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

2.           Client satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change Plan or implementation plan) any software development, connectivity, or other obligations required to be completed by Client or its Agents in order for FIS to satisfy its obligations under such Service Change Plan or implementation plan or perform the Services (unless such delay is caused by a failure of FIS or an employee or Agent of FIS, to complete in a timely manner any obligation of FIS thereunder or otherwise, the completion of which by FIS is not dependent upon another Dependency).

3.           Timely delivery of technical data details and internal information of Client, as reasonably requested by FIS.

4.           Client meeting any obligations mutually agreed in writing in connection with such testing plans.

5.           With respect to any functions or activities that are subject to acceptance testing by Client in connection with any such Service Change Plan or implementation plan, the timely delivery to FIS of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.